UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

M&T BANK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	16-0968385
(State of incorporation or organization)	(IRS Employer Identification No.)

One M&T Plaza Buffalo, New York	14203
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-254962

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On February 21, 2021, M&T Bank Corporation, a New York corporation (“M&T”), Bridge Merger Corp., a direct, wholly owned subsidiary of M&T (“Merger Sub”), and People’s United Financial, Inc., a Delaware corporation (“People’s United”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”), pursuant to the terms and subject to the conditions of which Merger Sub will merge with and into People’s United, with People’s United as the surviving entity (the “Merger”), and as soon as reasonably practicable following the Merger, People’s United will merge with and into M&T, with M&T as the surviving entity.

The securities to be registered hereby are 10,000,000 shares of Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H of M&T, par value $1.00 per share (the “New M&T Preferred Stock”), with a liquidation preference of $25.00 per share, which will be issued in connection with the consummation of the Merger.

The description of the New M&T Preferred Stock set forth under the caption “Description of New M&T Preferred Stock” in the Registration Statement on Form S-4 (File No. 333-254962) of M&T filed with the Securities and Exchange Commission on April 1, 2021, as amended by Pre-Effective Amendment No. 1 filed on April 23, 2021, is incorporated herein by reference.

Item 2. Exhibits.

Number	Description

3.1	Restated Certificate of Incorporation of M&T Bank Corporation, dated November 18, 2010 (incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K, dated November 19, 2010)

3.2	Amended and Restated Bylaws of M&T Bank Corporation, effective April 17, 2018 (incorporated by reference to Exhibit 3.2 of M&T Bank Corporation’s Form 8-K, dated April 20, 2018)

3.3	Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual 6.875% Non-Cumulative Preferred Stock, Series D, dated May 26, 2011 (incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K, dated May 31, 2011)

3.4	Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation, dated April 19, 2013 (incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K, dated April 22, 2013)

3.5	Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, dated February 11, 2014 (incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K, dated February 11, 2014)

3.6	Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, dated October 27, 2016 (incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K, dated October 28, 2016)

3.7	Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G, dated July 29, 2019 (incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K, dated July 30, 2019)

3.8	Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation with respect to Perpetual 3.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series I, dated August 12, 2021 (incorporated by reference to Exhibit 3.1 of M&T Bank Corporation’s Form 8-K, dated August 17, 2021)

3.9	Form of Certificate of Amendment to the Restated Certificate of Incorporation of M&T Bank Corporation—Authorized Capital Stock and Authorized Preferred Stock

3.10	Form of Certificate of Amendment to the Restated Certificate of Incorporation of M&T Bank Corporation—New M&T Preferred Stock

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 31, 2022	M&T BANK CORPORATION

	By:	/s/ Darren J. King
	Name:	Darren J. King
	Title:	Senior Executive Vice President and Chief Financial Officer